Park City Group Financial Results Exceed Expectations
For the Fiscal Year Ended June 30, 2009

Company Achieves Positive EBITDA One-Year Ahead of Plan on a Adjusted Pro-forma Basis

PARK CITY, UT – September 24, 2009 - Park City Group, Inc. (OTCBB: PCYG), a developer of patented, innovative retail supply chain solutions and services, today announced its financial results for the year ended June 30, 2009.

Highlights:

•	Total revenue of $5.9 million for the year ended June 30, 2009, representing growth of 78%;
•	Adjusted pro-forma EBITDA increased to approximately $357,000 for the year ended June 30, 2009, achieving positive EBITDA one-year ahead of plan;
•	Adjusted pro-forma EBITDA for the fourth quarter of fiscal 2009 of approximately $330,000 exceeded the Company’s previous guidance for adjusted pro-forma EBITDA of between $235,000 and $300,000;
•	Company continues to see strong new customer activity, highlighted by the recent signing of its fourth new retailer Hub in calendar 2009.

Park City Group reported total revenue of $5,964,767 for year ended June 30, 2009, compared with $3,344,973 for the year ended June 30, 2008. The increase is principally due to the acquisition of Prescient Applied Intelligence on January 13, 2009, partially offset by a one-time license sale in 2008 which did not recur in 2009.

Operating expenses of $9,337,682 for the year ended June 30, 2009 include a $1,457,383 non-cash charge related to the impairment of certain capitalized software costs acquired in connection with the acquisition of Prescient, as well as $236,117 in non-recurring costs incurred in connection with the consummation of the merger. No further impairment costs are currently anticipated.  Operating expenses are anticipated to substantially decline as a percentage of revenue as a result of cost reduction measures initiated in fiscal 2009.  The benefits of these cost reduction measures are expected to be more fully realized during the current 2010 fiscal year.

Adjusted pro-forma EBITDA increased to approximately $357,000 for the year ended June 30, 2009 compared with an EBITDA loss of approximately ($60,000) for the year ended 2008, achieving positive EBITDA one year ahead of plan on an adjusted pro-forma basis.

For the fourth quarter of fiscal 2009, the Company reported adjusted pro-forma EBITDA of approximately $330,000, exceeding its preliminary guidance for adjusted pro-forma EBITDA to be between $235,000 and $300,000.

Including non-recurring costs and charges incurred in connection with the Prescient acquisition, net loss applicable to common shareholders for the year ended June 30, 2009 was $4,727,892, or $(0.48) per common share, compared with a net loss of $3,199,016 for the year ended June 30, 2008, or $(0.35) per common share.

“Fiscal 2009 exceeded our own expectations, with adjusted pro-forma EBITDA well ahead of our financial plan and preliminary guidance” said Randall K. Fields, Park City Group’s Chairman and CEO. “Our strategies are clearly working as evidenced by the recent announcement of our fourth new retailer Hub signing in calendar 2009.  As I look forward to 2010, I anticipate a year of greater penetration of our broad suite of services into our existing customer base, the addition of new retailer Hubs and supplier Spokes, operating margin expansion, strong growth in EBITDA and our first year of positive net earnings and EPS.”

EBITDA is calculated as net income before deducting interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes items such as impairment charges, charges to consolidate and integrate recently acquired businesses, costs of closing corporate facilities, non-cash stock based compensation and other non-cash charges.  Although EBITDA and adjusted EBITDA are not measures of actual cash flow because they do not consider changes in assets and liabilities that may impact cash balances, the Company’s management reviews these non-GAAP financial measures internally to evaluate the Company’s performance and manage the operations. Additionally, the Company believes they are useful metrics to evaluate operating performance and has therefore included such measures in the reporting of operating results.

Conference Call

The Company will host a conference call at 11:00 A.M. EDT on September 30, 2009 to discuss fiscal year 2009 financial results.  Shareholders and other interested parties may participate in the conference call by dialing (888) 679-8018 or (International) (617) 213-4845 and entering Conference ID #40859144.

A replay of the conference call will be accessible until October 30, 2009 by dialing (888) 286-8010 and entering Conference ID # 77464283.

About Park City Group

Park City Group is a trusted business solutions and services provider that enables retailers and suppliers to work collaboratively as strategic partners to reduce out-of-stocks, shrink, inventory and labor while improving profits, efficiencies, and customer service. Our innovative solutions provide trading partners a common platform on which they can capture, manage, analyze and share critical data, bringing greater visibility throughout the supply chain, and giving them the power to make better and more informed decisions. For more information, go to www.parkcitygroup.com.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (”Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K for the year ended June 30, 2009 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

IR Contact
Neal Goldner
Darrow Associates
(631) 239-6282
ngoldner@darrowir.com

PARK CITY GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended June 30, 2009 and 2008
	2009	2008

Revenues:
Subscriptions	$2,883,196	$203,028
Maintenance and support	1,927,773	1,455,344
Professional services	899,800	584,661
License fees	253,998	1,101,940

Total revenues	5,964,767	3,344,973

Operating expenses:
Cost of revenues and product support	3,580,567	2,419,227
Sales and marketing	1,347,705	1,843,912
General and administrative	2,225,960	2,073,214
Depreciation and amortization	726,067	505,539
Impairment of capitalized software costs	1,457,383	-

Total operating expenses	9,337,682	6,841,892

Loss from operations	(3,372,915)	(3,496,919)

Other income (expense):
Equity in subsidiary loss	(162,796)	-
Loss on disposition of property and equipment	(520)	(295)
Income from patent activities	-	600,000
Interest (expense) income, net	(505,146)	29,035

Total other income (expense)	(668,462)	628,740

Loss before income taxes	(4,041,377)	(2,868,179)

(Provision) benefit for income taxes	-	-

Net loss	(4,041,377)	(2,868,179)

Dividends on preferred stock	(686,515)	(330,837)

Net loss applicable to common shareholders	$(4,727,892)	$(3,199,016)

Weighted average shares, basic and diluted	9,770,000	9,150,000
Basic and diluted loss per share	$(0.48)	$(0.35)

Reconciliation of GAAP and Non-GAAP Financial Measures
For the Years Ended, June 30, 2009 and 2008

		For the Year Ended
(In 000's)		June 30,
Audited results of operations		FY 2009	FY 2008
Net loss applicable to common shareholders		$(4,728)	$(3,199)

Non-GAAP Adjustments:
Impairment of capitalized software		$1,457	$-
Depreciation and amortization		726	506
Bad debt expense		124	128
Stock issued for services and expenses		149	75
Income from patent activities		-	(600)
Gain (loss) on equity method investment		163	-
Interest, net		505	(29)
Dividends on preferred stock		687	331
Acquisition related costs	(b)	236	-
Adjusted Non-GAAP EBITDA (loss)		$(681)	$(2,788)

		For the Year Ended
(In 000's)		June 30,
Unaudited pro-forma combined condensed		FY 2009	FY 2008
financial statements
Net loss applicable to common shareholders		$(7,070)	$(10,746)

Non-GAAP Adjustments:
Impairment of capitalized software		$1,457	$-
Impairment of goodwill		2,370	7,453
Depreciation and amortization		956	968
Bad debt expense		162	101
Stock issued for services and expenses		198	85
Income from patent activities		-	600
Interest, net		623	(229)
Provision for income taxes		44	41
Dividends on preferred stock		1,355	1,667
Acquisition related costs	(b)	262	-
Adjusted Pro Forma EBITDA (loss)	(a)	$357	$(60)

(a) The unaudited pro-froma results of operations for the year ended June 30, 2009 and 2008, as though Prescient had been acquired as of July 1, 2007.

(b) Acquisition related costs are certain costs that were incurred during the period that were not capitalized.  These costs include rents incurred on vacant corporate facilities and data centers, travel, training and costs to rebrand the combined Company.